Exhibit 10.4

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of November 17, 2016 by and between IMMUNE PHARMACEUTICALS INC., a Delaware corporation (the “Company”), and HLHW IV, LLC, a Delaware limited liability company (the “Buyer”). Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Purchase Shares as follows:

(a)  Commencement of Purchases of Common Stock.  On the day following the filing of the Form 8-K as described in Section 4 herein, but not later than November 23, 2016 (“Effective Date”), the Company shall deliver cash, such number of shares of Common Stock or a combination thereto, at the election of Buyer, representing a dollar amount equal to $700,000 representing the payment of the Commitment Shares (as defined in Section 4(e )) based on a per share price equal to the lowest intraday bid price on the Effective Date (each such tranche of the purchase, the “Initial Purchase” and each such tranche of the initial Purchase Shares are referred to herein as “Initial Purchase Shares”). Such Initial Purchase Shares shall be validly issued and fully paid and non-assessable. Thereafter, the purchase and sale of additional Purchase Shares hereunder shall occur from time to time upon written notices by the Company to the Buyer on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below (the date of satisfaction of such conditions, the “Commencement Date”). In addition, per a loan agreement dated November 1, 2016 between the Company as borrower and HLHW IV, LLC as lender, the Company shall pay the loan balance of $306,000 upon Commencement by delivering a number of shares of Common Stock with an aggregate value of $306,000 based on a per share price equal to the Purchase Price on each of the dates that Buyer agrees to accept all or a portion of such shares of Common Stock. The foregoing notwithstanding, Buyer, in it sole discretion, may elect to receive the shares of Common Stock representing the Commitment Shares and/or the shares issuable as repayment of the $306,000 loan in one or more tranches. Furthermore, all fees and expenses as further described in Section 11(n) herein are immediately due and payable in cash in connection with this Section 1(a).

(b)  The Company’s Right to Require Regular Purchases. Subject to item (d) below and the terms and conditions of this Agreement, on any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the number of Purchase Shares specified in such notice, up to 500,000 Purchase Shares, on such Business Day (as long as such notice is delivered on or before 9:00 a.m. Eastern time on such Business Day), unless delivery of a Purchase Notice is waived by Buyer in its sole discretion (each such purchase, a “Regular Purchase”) at the Purchase Price on the Purchase Date; however, in no event shall the Purchase Amount of a Regular Purchase exceed Two Hundred and Fifty Thousand Dollars ($250,000) per Business Day, unless the Buyer and the Company mutually agree. The Company and the Buyer may mutually agree to increase the number of Purchase Shares that may be sold pursuant to a Regular Purchase to as much as an additional 2,000,000 Purchase Shares per Business Day. The foregoing notwithstanding, the Company shall have the obligation to sell and the Buyer shall have the obligation to purchase at the Purchase Price a number of Purchase Shares with an aggregate value of $2,000,000 of Purchase Shares on or before December 31, 2016. Upon failure by the Company to comply with the obligation to sell to Buyer a number of Purchase Shares with an aggregate value of $2,000,000 by December 31, 2016, Buyer will be entitled to liquidated damages of $100,000. The Company may deliver additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed. The share amounts in this Section 1(b) shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Unless waived by the Buyer, the Company is prohibited from requesting Regular and/or Additional Purchases for five (5) Business Days from the Commencement Date.

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(c)  Additional Purchases. Subject to item (d) below and the terms and conditions of this Agreement, in addition to purchases of Purchase Shares as described in Section 1(b) above, with one Business Day’s prior written notice, the Company shall also have the right but not the obligation to direct the Buyer by delivery to the Buyer of an Additional Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy up to an additional 30% of the trading volume of the Common Stock for the next Business Day (each such purchase, an “Additional Purchase”) at the Additional Purchase Price. The Company may deliver an Additional Purchase Notice to the Buyer on or before 9:00 a.m. Eastern time on a date on which (i) the Company also submitted a Purchase Notice for a Regular Purchase of at least 200,000 Purchase Shares to the Buyer and (ii) the Closing Bid Price is higher than $0.10. The share amount in the prior sentence shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  Upon completion of each Additional Purchase, the Buyer shall submit to the Company a confirmation of the Additional Purchase in form and substance reasonably acceptable to the Company. The Company may deliver Additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed.

(d)  Limitation on Purchases. In the event the Company delivers a Purchase Notice or Additional Purchase Notice to Buyer for more than thirty percent (30%) of the average of the five (5) previous Business Days dollar volume of the Common Stock on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. based on a Trading Day from 9:30 AM (NYC time) to 4:02 PM (NYC time) for the nearest preceding Business Day (“Volume Limitation”), the Buyer, in its sole discretion, may either accept or reject the Purchase Notice or Additional Purchase Notice, in whole or in part. Furthermore, provided the Company can deliver the Purchase Shares or Additional Purchase Shares via DWAC, the Company shall be obligated to require Regular Purchases and/or Additional Purchases for an aggregate number of Purchase Shares and/or Additional Purchase Shares representing a dollar value of an aggregate amount of not less than $1,000,000 per month, subject to the Volume Limitation. Upon failure of the Company to comply with its obligation to sell to Buyer a number of Purchase Shares with an aggregate value of at least $1,000,000, the Company will pay to the Buyer as liquidated damages the sum of $50,000 for each thirty (30) day period such failure continues. If for any reason the Transfer Agent does not timely deliver the Shares via DWAC, Buyer, in its sole discretion, may then cancel the Purchase and the Company will be required to pay Buyer as liquidated damages, and not as a penalty the sum of $5,000. If the Buyer elects not to cancel the Purchase Notice and/or an Additional Purchase Notice, the Company will pay to the Buyer as liquidated damages the sum of $5,000 per day until the Transfer Agent delivers the Purchase Shares to Buyer. In the event the Principal Market is closed or there is no trading in the Common Stock or trading has been halted for any reason whatsoever, Buyer, in its sole discretion, may reject a part of or all of the Purchase Notice or Additional Purchase Notice.

(e)  Payment for Purchase Shares. For each Regular Purchase, the Buyer shall pay to the Company an amount equal to the Purchase Amount minus any amounts or credits whatsoever due to Buyer, as full payment for such Purchase Shares via wire transfer of immediately available funds on or before the fourth Business Day following delivery of the Purchase Shares to Buyer. For each Additional Purchase, the Buyer shall pay to the Company an amount equal to the Additional Purchase Amount minus any amounts or credits whatsoever due to Buyer, as full payment for such Additional Purchase Shares via wire transfer of immediately available funds on or before the fourth Business Day following the delivery of Additional Purchase Shares to Buyer. All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day. Failure to deliver the Purchase Shares or Additional Purchase Shares within three Business Days of the Purchase Date or Additional Purchase Date, the Company will pay Buyer as liquidated damages, and not as a penalty, five percent (5%) of the value of the Common Stock based on the closing bid price of the Common stock for each such day until the Shares are delivered to Buyer.

(f)  Purchase Price Floor. The Company and the Buyer shall not effect any sales under this Agreement on any Purchase Date where the Closing Bid Price is less than the Floor Price, unless waived by Buyer. “Floor Price” means $0.10 per share of Common Stock, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

(g)  Records of Purchases. The Buyer and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each purchase, or shall use such other method reasonably satisfactory to the Buyer and the Company to reconcile the remaining Available Amount.

(h)  Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this Agreement.

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(i)  Compliance with Principal Market Rules. Notwithstanding anything in this Agreement to the contrary, unless permitted by the applicable rules and regulations of the Principal Market, the total number of shares of Common Stock that may be issued under this Agreement, including the Commitment Fee (as defined in Section 4(e) hereof), shall not exceed the aggregate number of shares of Common Stock which the Company may issue upon without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”). Notwithstanding the foregoing, such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more shares of Common Stock hereunder than is permitted by the Exchange Cap if such issuance would require stockholder approval under the rules or regulations of the Principal Market.

(j)  Beneficial Ownership Limitation. The Company shall not issue, and the Buyer shall not purchase any shares of Common Stock under this Agreement, if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 13d-3 promulgated thereunder) by the Buyer and its affiliates would result in the beneficial ownership by the Buyer and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock of the Company, unless waived in writing by Buyer.

2.	BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)  Investment Purpose. The Buyer is entering into this Agreement and acquiring the Commitment Shares and the Purchase Shares (the Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b)  Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D under the 1933 Act.

(c)  Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof). The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(d)  No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(e)  Organization. The Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

(f)  Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to (i) general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The execution and delivery of the Transaction Documents (as defined in Section 3(b) hereof) by the Buyer and the consummation by it of the transactions contemplated hereby and thereby do not conflict with the Buyer’s certificate of organization or operating agreement or similar documents, and do not require further consent or authorization by the Buyer, its managers or its members.

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(g)  Residency. The Buyer is a resident of the State of Delaware.

(h)  No Prior Short Selling. The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth herein or in the Schedules, the Company represents and warrants to the Buyer that as of the date hereof and as of the Commencement Date:

(a)  Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b) herein). The Company has no material Subsidiaries except as set forth on Schedule 3(a).

(b)  Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Purchase Shares and Additional Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Certificate of Incorporation or Bylaws (as defined below), and do not require further consent or authorization by the Company, its Board of Directors, except as set forth in this Agreement, or its stockholders, (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (y) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and (z) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The Board of Directors of the Company or a duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit B attached hereto to authorize this Agreement and the transactions contemplated hereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect. The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company.

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(c)  Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 225,000,000 shares of Common Stock, par value $0.0001, of which as of the date hereof, 131,291,362 shares are issued and outstanding, zero shares are held as treasury shares, 642,373 shares are reserved for future issuance pursuant to the Company’s 2015 Equity Incentive Plan, of which approximately 642,373 shares remain available for future option grants or stock awards, exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) zero shares of Series C or Series D preferred stock, with per share liquidation preferences set forth on Schedule 3(c), of which as of the date hereof zero shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as disclosed in Schedule 3(c) or the first sentence of this Section 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished or made available to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).

(d)  Issuance of Securities. The Commitment Shares and the Initial Purchase Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Commitment Shares and the Initial Purchase Shares and Additional Purchase Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof. Upon issuance and payment therefore in accordance with the terms and conditions of this Agreement, the Purchase Shares and Additional Purchase Shares shall be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)  No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares and Commitment Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result, to the Company’s knowledge, in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which would not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations, defaults, terminations or amendments that would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement, reporting obligations under the 1934 Act, or as required under the 1933 Act or applicable state securities laws or the filing of a Listing of Additional Shares Notification Form with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e) and for reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. Except as disclosed in Schedule 3(e), the Company is not subject to any notices or actions from or to the Principal Market other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market. Except as disclosed in Schedule 3(e), to the Company’s knowledge, the Principal Market has not commenced any delisting proceedings against the Company.

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(f)  SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since January 1, 2016, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Schedule 3(f) or routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s knowledge, the Company or any of its Subsidiaries are not presently the subject of any inquiry, investigation or action by the SEC.

(g)  Absence of Certain Changes. Except as disclosed in Schedule 3(g), since January 1, 2016, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries taken as a whole. For purposes of this Agreement, neither a decrease in cash or cash equivalents or in the market price of the Common Stock nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h)  Absence of Litigation. Except as disclosed in Schedule 3(h), to the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which would reasonably be expected to have a Material Adverse Effect (each, an “Action”). A description of each such Action, if any, is set forth in Schedule 3(h).

(i)  Acknowledgment Regarding Buyer’s Status. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)  Intellectual Property Rights. To the Company’s knowledge, the Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property”) necessary to conduct their respective businesses as now conducted, except as set forth in Schedule 3(j) or to the extent that the failure to own, possess, license or otherwise hold adequate rights to use Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3(j), to the Company’s knowledge, none of the Company’s active and registered Intellectual Property have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any Intellectual Property of others and, except as set forth on Schedule 3(j), there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

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(k)  Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) are in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety or the environment and with respect to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)  Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(l) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Any real property and facilities held under lease by the Company and any of its Subsidiaries, to the Company’s knowledge, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m)  Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be reasonable and customary in the businesses in which the Company and its Subsidiaries are engaged. To the Company’s knowledge, since January 1, 2016, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary, to the Company’s knowledge, will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(n)  Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such material certificate, authorization or permit.

(o)  Tax Status. The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books reserves reasonably adequate for the payment of all unpaid and unreported taxes or filed valid extensions) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(p)  Transactions With Affiliates. Except as set forth on Schedule 3(p) and other than the grant or exercise of stock options or any other equity securities offered pursuant to duly adopted stock or incentive compensation plans as disclosed on Schedule 3(c) or in the first sentence of Section 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors and reimbursement for expenses incurred on behalf of the Company), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a material interest or is an officer, director, trustee or general partner.

(q)  Application of Takeover Protections. The Company and its board of directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Buyer’s ownership of the Securities.

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(r)  Registration Statement. The Shelf Registration Statement (as defined in Section 4(a) hereof) has been declared effective by the SEC, and no stop order has been issued or is pending or, to the knowledge of the Company, threatened by the SEC with respect thereto. As of the date hereof, the Company has a dollar amount of securities registered and unsold under the Shelf Registration Statement, which is not less than the sum of (i) the Available Amount and (ii) the market value of the Commitment Fee on the date hereof.

4.	COVENANTS AND OTHER AGREEMENTS OF THE PARTIES.

(a)  Filing of Form 8-K and Prospectus Supplement. The Company agrees that it shall, within one day of the Commencement Date, file a Current Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby. From and after the filing of the Form 8-K, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any Subsidiary, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company shall file within two (2) Business Days from the date hereof a prospectus supplement to the Company’s existing shelf registration statement on Form S-3 (File No. 333-198647, the “Shelf Registration Statement”) covering the sale of the Commitment Shares and Purchase Shares (the “Prospectus Supplement”) in accordance with the terms of the Registration Rights Agreement between the Company and the Buyer, dated as of the date hereof (the “Registration Rights Agreement”). The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement and any New Registration Statement (as defined in the Registration Rights Agreement) effective pursuant to Rule 415 promulgated under the 1933 Act and available for sales of all Securities to the Buyer until such time as (i) it no longer qualifies to make sales under the Shelf Registration Statement (which shall be understood to include the inability of the Company to immediately register sales of Securities to the Buyer under the Shelf Registration Statement or any New Registration Statement pursuant to General Instruction I.B.6 of Form S-3), (ii) the date on which all the Securities have been sold under this Agreement and no Available Amount remains thereunder, or (iii) the Agreement has been terminated. The Shelf Registration Statement (including any amendments or supplements thereto and prospectuses or prospectus supplements, including the Prospectus Supplement, contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)  Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Securities to the Buyer under this Agreement and (ii) any subsequent sale of the Securities by the Buyer, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer.

(c)  Listing. The Company shall promptly secure the listing of all of the Company’s Common Stock listed upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed. The Company shall use its commercially reasonable efforts to maintain the Common Stock’s listing on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Capital Market, or the OTCQB or OTCQX market places of the OTC Markets. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d)  Limitation on Short Sales and Hedging Transactions. The Buyer agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11(k), the Buyer and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e)  Issuance of Commitment Shares. In connection with the Commencement, the Company shall issue to the Buyer in one or more tranches, at the sole discretion of Buyer, as consideration for the Buyer entering into this Agreement such number of shares of Common Stock representing a dollar amount equal to $700,000 based on a per share price equal to the Purchase Price on each of the dates that Buyer agrees to accept all or part of such shares of Common Stock (the “Commitment Shares”). The Commitment Shares shall be transmitted via DWAC within two (2) Business Days of the filing of the Prospectus Supplement and without any restrictive legend whatsoever or prior sale requirement. If the Commitment Shares are not received within two (2) Business Days of the filing of the Prospectus Supplement, the Company shall pay to Buyer all outstanding amounts in cash, including but not limited to, liquidated damages of $5,000 per day until the Commitment Shares are delivered.

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(f)  Due Diligence. The Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours and subject to reasonable prior notice to the Company. The Company and its officers and employees shall provide information and reasonably cooperate with the Buyer in connection with any reasonable request by the Buyer related to the Buyer’s due diligence of the Company, including, but not limited to, any such request made by the Buyer in connection with (i) the filing of the prospectus supplement described in Section 4(a) hereof and (ii) the Commencement; provided, however, that at no time is the Company permitted to disclose material nonpublic information to the Buyer or breach any obligation of confidentiality or non-disclosure to a third party or make any disclosure that could cause a waiver of attorney-client privilege. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information of such other party for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

(g)  Offering Restrictions. For a period of ninety (90) days from the date hereof, the Company is prohibited from discussing, negotiating, agreeing to or entering into any similar At The Market or equity line type of transactions.

5.	TRANSFER AGENT INSTRUCTIONS.

All of the Commitment Shares and Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend and as DWAC Shares unless the Buyer expressly consents otherwise. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Purchase Shares (the “Irrevocable Transfer Agent Instructions”). The Company warrants to the Buyer that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Commitment Shares and the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement.

6.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares):

(a)  The Buyer shall have executed each of the Transaction Documents and delivered the same to the Company;

(b) The representations and warranties of the Buyer shall be true and correct as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Commencement Date, and the Company shall have received a certificate, executed by a duly authorized officer of the Buyer, dated as of the Commencement Date, to the foregoing effect; and

(c)  The Prospectus Supplement shall have been delivered to the Buyer and no stop order with respect to the registration statement covering the sale of shares to the Buyer shall be pending or threatened by the SEC.

7.	CONDITIONS TO THE BUYER’S OBLIGATION TO MAKE PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares) and once such conditions have been initially satisfied, there shall be an ongoing obligation to continue to satisfy such conditions after the Commencement has occurred:

(a) The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer;

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(b) The Company shall have issued to the Buyer the Commitment Shares;

(c) The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market, other than a general halt in trading in the Common Stock by the Principal Market under halt codes indicating pending or released material news, and the Securities shall be approved for listing upon the Principal Market;

(d) The Buyer shall have received the opinion of the Company’s legal counsel dated as of the Commencement Date in customary form and substance;

(e) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date of this Agreement and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Buyer shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f) The Board of Directors of the Company or a duly authorized committee thereof shall have adopted resolutions substantially in the form attached hereto as Exhibit B which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g) As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting future purchases of Purchase Shares hereunder, 25,000,000 shares of Common Stock;

(h) The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyer shall have been delivered to and acknowledged in writing by the Company and the Buyer and have been delivered to the Transfer Agent;

(i) The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j) The Company shall have delivered to the Buyer a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit C;

(k) The Shelf Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order with respect thereto shall be pending or threatened by the SEC. The Company shall have prepared and delivered to the Buyer a final and complete form of prospectus supplement, dated and current as of the Commencement Date, to be used in connection with any issuances of any Commitment Shares or Purchase Shares to the Buyer, and to be filed by the Company within two (2) Business Days after the Commencement Date pursuant to Rule 424(b). The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares and the Purchase Shares pursuant to this Agreement in compliance with such laws;

(l) No Event of Default has occurred and is continuing, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(m) On or prior to the Commencement Date, the Company shall take all necessary action, if any, and such actions as reasonably requested by the Buyer, in order to render inapplicable any control share acquisition, business combination, stockholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, that is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Buyer’s ownership of the Securities; and

(n) The Company shall have provided the Buyer with the information reasonably requested by the Buyer in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

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8.	INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, members, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this Agreement, or (B) the gross negligence, bad faith or willful misconduct of the Buyer or any other Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.	EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a) during any period in which the effectiveness of any registration statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Company for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) to the Buyer in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive calendar days or for more than an aggregate of thirty (30) calendar days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement; provided, however, that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than thirty (30) consecutive calendar days, which such period shall be extended for an additional thirty (30) calendar days if the Company receives a comment letter from the SEC in connection therewith;

(b) the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of three (3) consecutive Business Days;

(c) the delisting of the Common Stock from the Principal Market, and the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

(d) the failure for any reason by the Transfer Agent to issue Purchase Shares to the Buyer within three (3) Business days after the applicable Purchase Date that the Buyer is entitled to receive;

(e) the Company’s breach of any representation or warranty (as of the dates made), covenant or other term or condition under any Transaction Document if such breach would reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;

(f) if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (E) becomes insolvent;

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(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary;

(i) if at any time after the Commencement Date, the Exchange Cap is reached unless and until stockholder approval is obtained pursuant to Section 1(h) hereof. The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Purchase Notice or Additional Purchase Notice under this Agreement, the issuance of such shares of Common Stock would exceed the number of shares of Common Stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market;

(j) a default by the Company of a material term, covenant, warranty or undertaking of any agreement to which the Company is a party to; or

(k) failure of the Company to publicly disclose within one business day any material default described in Section 9(j) above.

In addition to any other rights and remedies under applicable law and this Agreement, including the Buyer termination rights under Section 11(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the Closing Bid Price is below the Floor Price, the Company may not require and the Buyer shall not be obligated to purchase any shares of Common Stock under this Agreement. If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

In addition to any other rights and remedies under applicable law and this Agreement, including the Buyer termination rights under Section 11(k) hereof, upon the occurrence of an Event of Default, the Company will pay to Buyer as liquidated damages and not as a penalty the sum of $250,000 in cash, shares or a combination thereof, at the election of Buyer. If paid in shares, the shares will be valued at the Purchase Price in effect on the day Buyer notifies the Company of its election to receive such shares.

10.	CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) Intentionally Omitted. .

(c) “Additional Purchase Amount” means, with respect to any particular Additional Purchase Notice, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1(c) hereof pursuant to a valid Additional Purchase Notice which requires the Buyer to buy the additional Purchase Shares.

(d) “Additional Purchase Date” means, with respect to any Additional Purchase made hereunder, the same Business Day following the receipt by the Buyer of a valid Additional Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(c) hereof, provided such valid Additional Purchase Notice is delivered no later than 9:00 a.m. Eastern Time on such Business Day. If delivered later than 9:00 a.m. Eastern Time, the Additional Purchase Date will be the next Business Day, unless waived by Buyer, in its sole discretion.

(e) Intentionally Omitted.

(f) Intentionally Omitted.

(g) “Additional Purchase Price” the lowest intra-day bid price of the Common Stock on the Additional Purchase Date.

(h) “Additional Purchase Share Estimate” means the number of shares of Common Stock that the Company has in its sole discretion irrevocably instructed its Transfer Agent to issue to the Buyer via the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program in connection with a Additional Purchase Notice pursuant to Section 1(c) hereof and issued to the Buyer’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian (DWAC) system on the Additional Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

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(i) “Additional Purchase Share Volume Maximum” means a number of shares of Common Stock traded on the Principal Market during normal trading hours on the Additional Purchase Date equal to: (i) the Additional Purchase Share Estimate, divided by (ii) the Additional Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(j) “Available Amount” means initially Ten Million Dollars ($10,000,000) in the aggregate which amount shall be reduced by the Purchase Amount (including the Initial Purchase) each time the Buyer purchases shares of Common Stock pursuant to Section 1 hereof.

(k) “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(l) “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(m) “Closing Bid Price” means the closing bid price for the Common Stock on the Principal Market as reported by the Principal Market.

(n) “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, protocols, development plans, commercialization plans, compounds, formulations, preclinical study and clinical trial results, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is expressly identified as Confidential Information at the time of such initial disclosure and confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

(o) “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(p)  “DTC” means the Depository Trust Company, or any successor performing substantially the same function for the Company.

(q)  “DWAC Shares” means shares of Common stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Buyer or its designee’s specified Deposit of Withdrawal at Custodian (“DWAC”) account with DTC under its Fast Automatic Securities Transfer (“FAST”) Program or any similar program hereafter adopted by DTC performing substantially the same function.

(r) “Market Price” shall mean, (i) shall mean, (i) from 9:30am to 4:00pm Eastern Time of the regular session of any trading day, lowest intra-day bid price or (ii) if after the close of the regular session on any trading day, then such trading day’s Closing Bid Price.

(s) “Maturity Date” means the date that is twenty-four (24) months from the Commencement Date.

(t) “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(u) “Principal Market” means the Nasdaq Global Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the Nasdaq Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or either of the OTCQB Marketplace or the OTCQX marketplace of the OTC Markets Group, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

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(v) “Purchase Amount” means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1 hereof as set forth in a valid Purchase Notice or Additional Purchase Notice which the Company delivers to the Buyer.

(w) “Purchase Date” means with respect to any Regular Purchase made hereunder, the Business Day of receipt by the Buyer of a valid Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(b) hereof, provided such valid Purchase Notice is delivered no later than 9:00 a.m. Eastern Time on such Business Day. If delivered later than 9:00 a.m. Eastern Time, the Purchase Date will be the next Business Day, unless waived by Buyer, in its sole discretion.

(x) “Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares pursuant to Section 1(b) hereof as specified by the Company therein at the applicable Purchase Price on the Purchase Date.

(y) “Purchase Price” shall mean the Market Price (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(z) “SEC” means the United States Securities and Exchange Commission.

(aa) “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

11.	MISCELLANEOUS.

(a)  Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(b)  Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction) signature.

(c)  Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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(e)  Entire Agreement. This Agreement and the Registration Rights Agreement supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f)  Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iv) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Immune Pharmaceuticals Inc.
430 East 29th Street, Suite 940
New York, NY 10016
Telephone:	646-440-9310
Facsimile:	917-398-1922
Attention:	Daniel Teper, Chief Executive Officer
Email:	Daniel.teper@immunepharma.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza, New York, NY 10112
Telephone:	212-634-3031
Facsimile:	212-655-1729
Attention:	Richard A. Friedman, ESQ
Email:	Rafriedman@sheppardmullin.com

If to the Buyer:

HLHW IV, LLC
708 Third Avenue, 6th Floor
New York, NY 10017

With a copy to (which shall not constitute delivery to the Buyer):

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, NY 11581
Telephone:	212-697-9500
Facsimile:	212-697-3575
Attention:	Barbara R. Mittman, Esq.
Email:	barbara@grushkomittman.com

If to the Transfer Agent:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Telephone:	212-828-8436
Facsimile:	646-536-3179
Attention:	Allison Niccolls
Email:	Allison@vstocktransfer.com

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or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least one (1) Business Day prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number, (C) electronically generated by the sender’s electronic mail containing the time, date and recipient email address or (D) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii), (iii) or (iv) above, respectively.

(g)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction, shall not be deemed a succession or assignment. The Buyer may assign its rights or obligations under this Agreement.

(h)  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)  Termination. This Agreement may be terminated only as follows:

(i)  By the Buyer any time an Event of Default exists without any liability or payment to the Company. However, if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under this Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii)  In the event that the Commencement shall not have occurred by November 15, 2016, the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of either party to the other party under this Agreement.

(iii)  In the event that the Commencement shall not have occurred within ten (10) Business Days of the date of this Agreement, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, either party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of either party to any other party except as described herein; provided, however, that the right to terminate this Agreement under this Section 11(k)(iii) shall not be available to either party if such failure to satisfy any of the conditions set forth in Sections 6 and 7 is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party included in this Agreement to be true and correct in all material respects. A termination fee pursuant to this Paragraph (j)(iii) of $250,000 in cash, shares or a combination thereof, at Buyer’s election with such shares to be valued at the Purchase Price, will be immediately payable by the Company to Buyer.

(iv)  At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this Agreement without any liability whatsoever of either party to the other party under this Agreement except that the Company must transmit to Buyer a Termination Fee of $250,000 in cash or shares, at Buyer’s election with such shares to be valued at the Purchase Price, within two (2) Business Days following delivery of the Company Termination Notice. The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer. If the Termination Fee is not received within two (2) Business Days following delivery of the Company Termination Notice, the Company will pay the Buyer as liquidated damages of $5,000 per day in cash, shares or a combination thereof, at Buyer’s election with such shares to be valued at the Purchase Price, for each day of delay in payment of the Termination Fee together with any applicable legal fees.

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(v)  This Agreement shall automatically terminate on the date that the Company sells and the Buyer purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement.

(vi)  If by the Maturity Date for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement.

Except as set forth in Sections 11(j)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)), 11(j)(v) and 11(j)(vi), any termination of this Agreement pursuant to this Section 11(j) shall be effected by written notice from the Company to the Buyer, or the Buyer to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Sections 4(e) and 11, shall survive the Commencement and any termination of this Agreement. No termination of this Agreement shall affect the Company’s or the Buyer’s rights or obligations (i) under the Registration Rights Agreement which shall survive any such termination in accordance with its terms or (ii) under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(k)  No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby. Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

(l)  No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)  Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(n)  Fees and Expenses. The Company will pay on or before November 15, 2016 to Grushko & Mittman, P.C. (“G&M”) the sum of $35,000 for the legal fees in connection with G&M’s representation of Buyer. Except as expressly set forth in the Transaction Documents, the Company shall also pay on each Purchase Date and on each Additional Purchase Date 1.75% of such aggregate purchase price representing the fees and expenses of Buyer’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by the Buyer incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Additionally, the Company will pay Buyer a breakup fee of $250,000 together with the additional 1.75% fees described above in cash, shares or a combination thereof, at Buyer’s election with such shares to be valued at the Purchase Price, if the Commencement Date does not occur by November 15, 2016 together with any applicable legal fees. Such breakup fee must be transmitted to Buyer no later than November 15, 2016.

*      *      *      *       *

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IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Daniel G. Teper
Name:	Daniel G. Teper
Title:	CEO

BUYER:

HLHW IV, LLC

By:
Name:
Title:

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SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(c)	Capitalization
Schedule 3(e)	Conflicts
Schedule 3(f)	1934 Act Filings
Schedule 3(g)	Material Changes
Schedule 3(h)	Litigation

EXHIBITS

Exhibit A	Form of Officer’s Certificate
Exhibit B	Form of Resolutions of Board of Directors of the Company
Exhibit C	Form of Secretary’s Certificate

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SCHEDULE 3.1(a)

List of Subsidiaries

Name of Entity	Jurisdiction of Incorporation	Ownership

Immune Pharmaceuticals Ltd.	Israel	100%

Cytovia Inc.	Delaware	100%

Maxim Pharmaceuticals, Inc.	Delaware	100%

Immune Pharmaceuticals Corp	Delaware	100%

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SCHEDULE 3(c)

Capitalization

None

2015 Equity Inventive Plan -5,000,000 Shares

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Schedule 3(e)

As disclosed on a Form 8-K filed with the SEC on November 8, 2016, on November 2, 2016, the Company received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC indicating that the Company had failed to comply with NASDAQ’s shareholder approval requirement set forth in Listing Rule 5635(d). The Company is working to address and remediate the issues raised by NASDAQ as quickly as possible and intends to submit a remediation plan to NASDAQ promptly for its approval.

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SCHEDULE 3.1(h)

SEC Reports

None.

10-Q due on or before November 14, 2016.

23

SCHEDULE 3.1(i)

Material Changes

None

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SCHEDULE 3(g)

Litigation

As disclosed in the Q-2, 2016 Form 10-Q.

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EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 7(e) of that certain Common Stock Purchase Agreement dated as of [REQUIRES COMPLETION], 2016 (the “Common Stock Purchase Agreement”), by and between IMMUNE PHARMACEUTICALS INC., a Delaware corporation (the “Company”), and HLHW IV, LLC, a Delaware limited liability company (the “Buyer”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, [REQUIRES COMPLETION], [REQUIRES COMPLETION] of the Company, hereby certifies as follows:

1. I am the [REQUIRES COMPLETION] of the Company and make the statements contained in this Certificate in my capacity as such;

2. The representations and warranties of the Company are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of the Common Stock Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date);

3. The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

4. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

IN WITNESS WHEREOF, I have hereunder signed my name on this [REQUIRES COMPLETION] day of [REQUIRES COMPLETION], 2016.

Name:
Title:

The undersigned as Secretary of IMMUNE PHARMACEUTICALS INC., a Delaware corporation, hereby certifies that [REQUIRES COMPLETION] is the duly elected, appointed, qualified and acting [REQUIRES COMPLETION] of the Company and that the signature appearing above is his/her genuine signature.

Secretary

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EXHIBIT B

FORM OF COMPANY RESOLUTIONS

FOR SIGNING PURCHASE AGREEMENT

WHEREAS, management has reviewed with the Board of Directors the background, terms and conditions of the transactions subject to the Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and HLHW IV, LLC (“HLHW”), including all materials terms and conditions of the transactions subject thereto, providing for the purchase by HLHW of up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Company to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of such number of shares of Common Stock representing a dollar amount equal to $550,000 to HLHW as a commitment fee (the “Commitment Shares”), and the sale of shares of Common Stock to HLHW up to the available amount under the Purchase Agreement (the “Purchase Shares,” and together with the Commitment Shares, the “HLHW Shares”).

Transaction Documents

NOW, THEREFORE, BE IT RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and the Chief Executive Officer, the Principal Financial Officer of the Company (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement in substantially the form attached as Exhibit A hereto, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) in substantially the form attached as Exhibit B hereto providing for the registration of the issuance and/or sale of shares of Common Stock to HLHW under the Purchase Agreement, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Form of Transfer Agent Instructions (the “Instructions”) in substantially the form attached as Exhibit C hereto are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

Issuance of Common Stock

FURTHER RESOLVED, that the Company is hereby authorized to issue the Commitment Shares to HLHW as consideration for HLHW entering into the Purchase Agreement, and that upon issuance of the Commitment Shares pursuant to the Purchase Agreement, the Commitment Shares shall be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Company is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares from time to time with an aggregate purchase price of up to $10,000,000 under the Purchase Agreement, at a price per share equal to or greater than $[REQUIRES COMPLETION], in accordance with the terms of the Purchase Agreement, provided that the number of shares of Common Stock issued pursuant to the Purchase Agreement (including all Commitment Shares and Purchase Shares and Additional Purchase Shares) (the “Purchase Shares” and “Additional Purchase Shares”, the “HLHW Shares”) shall not exceed 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof without the affirmative consent of the stockholders; and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, including payment therefor, the Purchase Shares will be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Company is authorized to, and hereby does, reserve out of its authorized but unissued shares of Common Stock the maximum number of shares of Common Stock that is issuable to HLHW under the Purchase Agreement, subject to automatic adjustment from time to time as Purchase Shares are sold to HLHW; and

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Prospectus Supplement

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, in the name and on behalf of the Company:

1.	to prepare, execute and file with the Securities and Exchange Commission (the “SEC”) such prospectus supplements, including any preliminary or final prospectus supplement, to the Company’s Registration Statement on Form S-3 on file with the SEC (File No. 333-198647) (the “Shelf S-3 Registration Statement”) and the prospectus included therein and such additional documents, including any free writing prospectuses, as the Authorized Officer so acting may determine, in his or her sole discretion, to be necessary, appropriate or desirable in connection with the transactions pursuant to the Purchase Agreement, such determination to be conclusively evidenced by the execution and filing of such prospectus supplements, prospectuses or additional documents; and

2.	to prepare, execute and file with the SEC one or more additional registration statements on Form S-3 relating to the registration under the Securities Act of any Purchase Shares that were not registered pursuant to the Shelf S-3 Registration Statement, to the extent required pursuant to the Registration Rights Agreement; and

Proceeds

FURTHER RESOLVED, that following the sale of the Purchase Shares, it is the intention of the Company (a) to continue to be primarily engaged in the business of drug discovery, development and commercialization (the “Company Business”), rather than in the business of investing or reinvesting in, or owning, holding or trading securities; (b) to employ the proceeds of the sale of the Purchase Shares in the Company Business; and (c) as soon as is reasonably possible, but in any event within one year from the closing of any sale of Purchase Shares, to have invested the proceeds of such sale not theretofore expended in the Company Business in a manner consistent with their preservation for future use in the Company Business and with the Company not being an “investment company” as defined in the Investment Company Act of 1940, as amended; and

FURTHER RESOLVED, that, of the consideration to be received by the Company for the Purchase Shares, an amount equal to the par value per share sold is hereby determined to be capital to be allocated on the books of the Company to the Common Stock capital account, and the difference between the aggregate amount so allocated and the aggregate consideration received for the Purchase Shares shall be credited on the books of the Company as additional paid-in capital for purposes of financial reporting and as surplus for purposes of the General Corporation Law of the State of Delaware; and

Transfer Agent and Registrar

FURTHER RESOLVED, that for the purpose of the original issuance of the HLHW Shares in accordance with the foregoing resolutions, American Stock Transfer & Trust Company (the “Transfer Agent”) is hereby authorized to issue, countersign and register such certificates as may be required for such issuance and to deliver such stock certificates in accordance with the instructions of an Authorized Officer, or to cause any such HLHW Shares to be delivered through electronic book entry; and that if the Transfer Agent requires a prescribed form of preambles or resolutions relating to the foregoing, each such preamble or resolution is hereby adopted by the Board, and the Secretary or any Assistant Secretary of the Company is hereby authorized to certify the adoption of any such preamble or resolution and to insert all such preambles and resolutions in the minute book of the Company immediately following this resolution; and

Listing of Shares on the Nasdaq Capital Market

FURTHER RESOLVED, that the Authorized Officers, with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the HLHW Shares on the Nasdaq Capital Market including, if applicable, the filing of a Notification Form for Listing of Additional Shares and the payment of any required fees; and

28

State Securities Laws

FURTHER RESOLVED, that it is desirable and in the best interests of the Company that its Common Stock be qualified or registered for sale, to the extent required by law, in various states and other jurisdictions, and that the Authorized Officers are each hereby authorized and directed to determine the states and other jurisdictions in which appropriate action shall be taken to (i) qualify or register for sale all or such part of such Common Stock and (ii) register the Company as a dealer or broker; that the Authorized Officers be, and hereby are, authorized to perform on behalf of the Company any and all such acts as the officer so acting may deem necessary or advisable in order to comply with the applicable laws of any such states and other jurisdictions, and in connection therewith to execute, affix the Company’s seal to and file all requisite papers and documents, including, without limitation, applications, resolutions, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and that execution by any of the Authorized Officers of any such paper or document or the doing by any of the Authorized Officers of any act in connection with the foregoing matters shall conclusively establish the authority of the officers so acting therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the action so taken; and

FURTHER RESOLVED, that if the securities or “blue sky” laws of any of the states or other jurisdictions in which any of the Authorized Officers deem it necessary or advisable to qualify or register for sale all or part of the Common Stock or to register the Company as a dealer or broker, or any authority administering such laws, requires a prescribed form of preambles or resolutions relating to such sale or to any application, statement, instrument or other document connected therewith, each such preamble or resolution is hereby adopted by the Board, and the Secretary or any Assistant Secretary of the Company is hereby authorized to certify the adoption of any such preamble or resolution to any party who may so request and to insert all such preambles and resolutions in the minute book of the Company immediately following these resolutions; and

Approval of Actions

FURTHER RESOLVED, that the Company be and hereby is authorized to enter into any and all amendments to its agreements with, or obtain any and all waivers from, (i) the holders of any outstanding securities of the Company and (ii) any other entity, as may be necessary or desirable to effectuate the events and transactions contemplated by these resolutions; and

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to consummate the agreements referred to herein and to perform its obligations under such agreements; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

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EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (the “Certificate”) is being delivered pursuant to Section 7(k) of that certain Common Stock Purchase Agreement dated as of [REQUIRES COMPLETION], 2016 (the “Common Stock Purchase Agreement”), by and between IMMUNE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and HLHW IV, LLC, a Delaware limited liability company (the “Buyer”), pursuant to which the Company may sell to the Buyer up to Ten Million Dollars ($10,000,000) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, [REQUIRES COMPLETION], Secretary of the Company, hereby certifies as follows in his capacity as such:

1. I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2. Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s bylaws (“Bylaws”) and Certificate of Incorporation (“Certificate of Incorporation”), respectively, in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or the Certificate of Incorporation.

3. Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company on [REQUIRES COMPLETION], 2016 at which a quorum was present and acting throughout. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the stockholders of the Company relating to or affecting (i) the entering into and performance of the Common Stock Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4. As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

IN WITNESS WHEREOF, I have hereunder signed my name on this [REQUIRES COMPLETION] day of [REQUIRES COMPLETION].

[REQUIRES COMPLETION], Secretary

The undersigned as [REQUIRES COMPLETION] of IMMUNE PHARMACEUTICALS INC., a Delaware corporation, hereby certifies that [REQUIRES COMPLETION] is the duly elected, appointed, qualified and acting Secretary of the Company, and that the signature appearing above is his/her genuine signature.

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